                                    FORM 8-K
                                    --------



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                 CURRENT REPORT
                                 --------------



                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



  Date of Report (date of earliest event Reported)      April 12, 1996
                                                  --------------------------




                         THE COLUMBIA GAS SYSTEM, INC.
                         -----------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                      1-1098            13--1594808
- ----------------------------    -----------------     -------------------
(State of other jurisdiction        (Commission         (IRS Employer
of incorporation)                   File Number)      Identification No.)


                20 Montchanin Road, Wilmington, Delaware  19807
                -----------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code (302) 429-5000
                                                          --------------

Item 5.  Other Events

         Information contained in a News Release dated April 12, 1996, is incorporated herein by reference.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            The Columbia Gas System, Inc.
                                            -----------------------------
                                                     (Registrant)




                                            By     /s/ R. E. Lowe
                                              ---------------------------
                                                     Vice President &
                                                     Controller

Date:  April 12, 1996

Contacts:        Media -          Bill Chaddock (302) 429-5261
                                  Bill McLaughlin (302) 429-5443
                 Analysts -       Tom Hughes (302) 429-5363
                                  Ken Murphy (302) 429-5471


FOR IMMEDIATE RELEASE                                           April 12, 1996



              COLUMBIA GAS REPORTS STRONG FIRST QUARTER NET INCOME

         WILMINGTON, DEL. --- The Columbia Gas System, Inc., (NYSE:CG) today reported first quarter net income of $151.3 million, or $2.99 per share. This compares to reported net income for the first quarter of 1995 of $128.8 million, or $2.55 per share, and to $95.2 million, or $1.88 per share, after adjusting for bankruptcy-related items and unrecorded interest expense.

         Columbia System Chairman Oliver G. (Rick) Richard III pointed out that each of Columbia's business segments posted improved results in the current period due to higher rates for the transmission and distribution companies and to colder temperatures that resulted in higher average wellhead prices for natural gas production, increased distribution segment throughput, and improved propane sales.

         Richard also cited several major developments during the quarter: "We reached an agreement for the sale of Columbia Gas Development Corporation, our southwest oil and gas company, to Hunt Petroleum Corporation for approximately $200 million; our common stock offering was oversubscribed generating $239.2 million in new capital; our principal interstate pipeline subsidiary filed for a $350 million expansion that will result in a 7 percent increase in peak day capacity when completed in 1999; and we announced plans to build a new corporate center in northern Virginia where we will consolidate the corporate headquarters and other key corporate functions in order to realize economies and efficiencies." The sale of Columbia Development is expected to be completed April 30, 1996, to be effective December 31, 1995.

         Columbia had 55,015,505 shares of common stock outstanding on March 31, 1996. However, earnings per share calculations are based on the average number of shares outstanding during the two periods, which were 50,662,440 shares in the current quarter and 50,563,335 shares in the first quarter of 1995.

                               OPERATING RESULTS

         First quarter operating income for the transmission segment was $85.6 million, an increase of $9 million over the same period in 1995. This was principally due to higher rates Columbia Gas Transmission Corp. began collecting, subject to refund, on February 1, permitting higher recovery of operating costs that have increased since the company's last general rate
increase in 1991.   Partially offsetting the rate increase was the effect of
$5.3 million in revenue, recorded in 1995, that resulted from exit fees paid to Columbia Gulf Transmission Co.

         Colder weather combined with higher rates now in effect in Pennsylvania, Kentucky, Maryland and Virginia resulted in distribution segment operating income of $168 million during the current quarter, a $51.8 million increase over the first quarter of 1995. Temperatures were 13 percent colder than unseasonably mild temperatures experienced last year and were the principal reason distribution segment throughput increased 14.7 billion cubic feet to 224.6 billion cubic feet. Operating and maintenance expense is essentially unchanged from last year as the distribution units are benefiting from efficiency measures and the streamlining of operations.

         Operating income for the oil and gas segment was $10.8 million in the current period, compared to a loss of $100,000 last year. This reflects higher average prices of $3.14 per thousand cubic feet for Appalachian gas production this year, a 38 percent ($0.87 per thousand cubic feet) increase over 1995.
The significant increase in gas prices resulted primarily from colder weather in the eastern United States.

         Operating income for other energy operations was $16.7 million, an $8.8 million increase over the same period in 1995. This was primarily due to colder weather that increased propane sales and gas marketing activities.

         The Columbia Gas System, Inc., is one of the nation's largest natural gas systems with assets in excess of $6 billion. Its operating companies are engaged in all phases of the natural gas business, provide marketing and fuel management services and generate electric power. Columbia companies, directly or indirectly, serve more than seven million gas users in 15 states and the
District of Columbia.   Information about Columbia and its operating units is
available on the World Wide Web at http://www.columbiaenergy.com.

                                     # # #

                         THE COLUMBIA GAS SYSTEM, INC.

                      Summary of Financial Operating Data

                                                                                        Three Months
                                                                                      Ended March 31,
                                                                                      ---------------

                                                                                    1996           1995
                                                                                    ----           ----
Income Statement Data
- ---------------------
   ($ millions)

   Total Operating Revenue    . . . . . . . . . . . . . . . . . . .                1,203.0     1,030.7
   Net Income     . . . . . . . . . . . . . . . . . . . . . . . . .                  151.3       128.8

   Operating Income (Loss) by Segment:
      Transmission    . . . . . . . . . . . . . . . . . . . . . . .                   85.6        76.6
      Distribution  . . . . . . . . . . . . . . . . . . . . . . . .                  168.0       116.2
      Oil and Gas   . . . . . . . . . . . . . . . . . . . . . . . .                   10.8        (0.1)
      Other Energy    . . . . . . . . . . . . . . . . . . . . . . .                   16.7         7.9
      Corporation   . . . . . . . . . . . . . . . . . . . . . . . .                   (2.9)       (0.7)
                                                                                 ----------  ---------
   Total      . . . . . . . . . . . . . . . . . . . . . . . . . . .                  278.2       199.9
                                                                                 ==========  =========

Per Share Data
- --------------
   Earnings on Common Stock   . . . . . . . . . . . . . . . . . . .                  $2.99       $2.55
   Average Common Shares Outstanding (millions)   . . . . . . . . .                   50.7        50.6

Capitalization as of March 31, (in millions)
- --------------------------------------------
                                                                                 March 31,     December 31,
                                                                                  1996             1995
                                                                               ------------    ------------

Common Stock Equity
   Common stock, par value $10 per share - outstanding 55,015,505 and
      50,563,335 shares, respectively.  . . . . . . . . . . . . . .               550.2           506.2
   Additional paid in capital   . . . . . . . . . . . . . . . . . .               735.2           595.8
   Retained earnings    . . . . . . . . . . . . . . . . . . . . . .               213.8            69.8
   Less:  Cost of treasury stock (1,416,155 shares outstanding
      as of December 31, 1995)  . . . . . . . . . . . . . . . . . .                  -            (57.8)
                                                                                -------        --------
Total Common Stock Equity   . . . . . . . . . . . . . . . . . . . .             1,499.2         1,114.0
Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . .                  -            399.9
Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . .             2,004.2         2,004.5
                                                                                -------        --------
Total Capitalization  . . . . . . . . . . . . . . . . . . . . . . .             3,503.4         3,518.4
                                                                                =======        ========

                         THE COLUMBIA GAS SYSTEM, INC.

                      Summary of Financial Operating Data

                                                                                        Three Months
                                                                                      Ended March 31,
                                                                                      ---------------

                                                                                   1996            1995
                                                                                   ----            ----
Operating Data
   Oil and Gas Volumes:
      Gas Production (billion cubic feet)   . . . . . . . . . . . .
         Appalachian  . . . . . . . . . . . . . . . . . . . . . . .                  8.5           9.1
         Southwest  . . . . . . . . . . . . . . . . . . . . . . . .                    -           8.6
                                                                                  -------       ------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .                  8.5          17.7
                                                                                  =======       ======
      Oil Production (000 barrels)    . . . . . . . . . . . . . . .
         Appalachian  . . . . . . . . . . . . . . . . . . . . . . .                   70            78
         Southwest  . . . . . . . . . . . . . . . . . . . . . . . .                    -           664
                                                                                  -------       ------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .                   70           742
                                                                                  =======       ======

   Transmission (billion cubic feet):
      Transportation
         Columbia Transmission
            Market Area   . . . . . . . . . . . . . . . . . . . . .                429.5         401.2
         Columbia Gulf
            Main-line   . . . . . . . . . . . . . . . . . . . . . .                170.2         154.9
            Short-haul  . . . . . . . . . . . . . . . . . . . . . .                 69.3          50.7
         Intrasegment Eliminations  . . . . . . . . . . . . . . . .               (166.5)       (151.3)
                                                                                  -------       ------
      Total Throughput  . . . . . . . . . . . . . . . . . . . . . .                502.5         455.5
                                                                                  =======       ======

   Distribution (billion cubic feet)
      Gas Sales   . . . . . . . . . . . . . . . . . . . . . . . . .                153.0         133.1
      Transportation    . . . . . . . . . . . . . . . . . . . . . .                 71.6          76.8
                                                                                  -------       ------
   Total Throughput   . . . . . . . . . . . . . . . . . . . . . . .                224.6         209.9
                                                                                  =======       ======

Degree Days-Distribution Service Territory
         Actual   . . . . . . . . . . . . . . . . . . . . . . . . .                3,102         2,758
         Normal   . . . . . . . . . . . . . . . . . . . . . . . . .                2,979         2,947
         % Colder (warmer) than normal  . . . . . . . . . . . . . .                    4            (6)
         % Colder (warmer) than prior period  . . . . . . . . . . .                   13           (12)

Bankruptcy-related and Unusual Items
After-tax effect on Net Income
- -------------------------------------------

Reported Net Income   . . . . . . . . . . . . . . . . . . . . . . .                151.3         128.8
   Less:
   Bankruptcy related items
      Estimated interest costs not recorded on prepetition debt prior
         to emergence   . . . . . . . . . . . . . . . . . . . . . .                    -          40.4

         Professional fees and related expenses   . . . . . . . . .                    -          (6.8)
                                                                                  -------       ------
   Total adjustments    . . . . . . . . . . . . . . . . . . . . . .                    -          33.6
                                                                                  -------       ------
Net Income after adjusting for bankruptcy and unusual items   . . .                151.3          95.2
                                                                                  =======         ====